Exhibit 99.1

TWIN VEE ANNOUNCES 1-FOR-10 REVERSE STOCK SPLIT

COMMON STOCK WILL BEGIN TRADING ON A SPLIT-ADJUSTED BASIS ON April 8, 2025

FORT PIERCE, FL / ACCESSWIRE / April 4, 2025 — Twin Vee PowerCats Co. (Nasdaq: VEEE) (“Twin Vee” or the “Company”), a manufacturer, distributor, and marketer of power sport boats, today announced that it will implement a 1-for-10 reverse stock split of the issued and outstanding shares of the Company’s common stock (the “Reverse Stock Split”), effective 11:59 p.m. Eastern Time on April 7, 2025, and the Company’s common stock will begin trading on the Nasdaq Capital Market on a split-adjusted basis at the opening of the market on April 8, 2025 under the existing ticker symbol “VEEE.”

The Reverse Stock Split was approved by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders held on November 11, 2024 (the “2024 Annual Meeting”). At the 2024 Annual Meeting, the Company’s stockholders voted in favor of an amendment to the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), at the discretion of the Twin Vee Board of Directors (the “Board”), to effect a reverse stock split with respect to the issued and outstanding shares of the Twin Vee common stock, at a ratio of 1-for-2 to 1-for-20 (the “Reverse Stock Split Range”), with the Board having the discretion as to whether or not the Reverse Stock Split is to be effected, and the exact ratio to be set at a whole number within the Reverse Stock Split Range. On March 17, 2025, the Board exercised such discretion to effect the Reverse Stock Split at a ratio of 1-for-10 shares of common stock.

The 1-for-10 Reverse Stock Split will reduce the number of outstanding shares of the Company’s common stock from approximately 14,874,452 shares to approximately 1,487,445 shares. Proportional adjustments will be made to the number of shares of Twin Vee common stock issuable upon exercise or conversion of Twin Vee’s outstanding equity awards and warrants, as well as the applicable exercise price. The number of authorized shares of Twin Vee’s common stock will remain unchanged at 50,000,000 shares, and the par value of the common stock will remain unchanged at $0.001 per share.

The primary purpose of the 1-for-10 Reverse Stock Split is to raise the per-share trading price of the Company’s common stock to allow for its continued listing on the Nasdaq Capital Market, among other benefits. The Nasdaq Capital Market requires, among other things, that a listing a company’s common stock maintain a minimum bid price of at least $1.00 per share.

The CUSIP number for Twin Vee’s common stock will change to 90177C200 following the Reverse Stock Split.

Information for Twin Vee Stockholders

At the effective time of the Reverse Stock Split, Twin Vee stockholders will receive one new share of Company common stock for every 10 shares of common stock held. Record holders of Company common stock will receive a transaction statement with respect to the exchange of such shares for post-reverse split shares. Direct Transfer LLC, the transfer agent for Company’s common stock, will act as the exchange agent. Registered stockholders holding pre-reverse-split shares of Twin Vee’s common stock electronically in book-entry form are not required to take any action to receive post-reverse-split shares. Those stockholders who hold their shares in brokerage accounts or in “street name” who have any questions are encouraged to contact their bank, broker or other nominee.

Twin Vee does not intend to issue fractional shares in connection with the Reverse Stock Split. In lieu of fractional shares, any person who would otherwise be entitled to a fractional share of Twin Vee common stock as a result of the reclassification and combination following the effective time of the Reverse Stock Split will be entitled to receive a cash payment equal to the number of shares of the Twin Vee common stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Twin Vee common stock as reported on the Nasdaq Capital Market for the ten (10) days preceding the effective time of the Reverse Stock Split.

For more information on the Reverse Stock Split, please refer to Twin Vee’s joint proxy statement/prospectus for the 2024 Annual Meeting, which can be accessed through the investor portion of Twin Vee’s website at https://ir.twinvee.com/sec-filings and on the SECs EDGAR website, https://www.sec.gov.

About Twin Vee PowerCats Co.

Twin Vee PowerCats Co. manufactures Twin VeeTM and AquaSportTM boats. The Company produces a range of boats designed for activities including fishing, cruising, and recreational use. Twin Vee PowerCats are recognized for their stable, fuel-efficient, and smooth-riding catamaran hull designs. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category and is known as the “Best Riding Boats on the Water™.” The Company is located in Fort Pierce, Florida, and has been building and selling boats for over 30 years. Learn more about Twin Vee the Company’s website, https://twinvee.com.

You may also visit Twin Vee PowerCats Co. on Facebook, Instagram, and YouTube.

You may also visit AquaSport on Facebook and Instagram.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. These statements are based upon current beliefs, expectations and assumptions and include statements regarding Twin Vee’s ability to realize any anticipated benefits from the Reverse Stock Split, including an increase in the price of the common stock and maintaining the listing of the common stock on the Nasdaq Capital Market. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Twin Vee’s current expectations and assumptions and speak only as of the date of this release. Actual results may differ materially from Twin Vee’s current expectations depending upon a number of factors. These factors include, among others, those risks and uncertainties that are described in the “Risk Factors” section of Twin Vee’s most recent Annual Report on Form 10-K, Twin Vee’s subsequent Quarterly Reports on Form 10-Q, Twin Vee’s Current Reports on Form 8-K and other subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

For further information, please contact:

Glenn Sonoda

investor@twinvee.com

SOURCE: Twin Vee PowerCats Co.